2844905-2

ARTICLES OF MERGER
BETWEEN
URANIUM STAR CORP., A NEVADA CORPORATION
AND
URANIUM STAR CORP., A MINNESOTA CORPORATION

The undersigned, J.A. Kirk McKinnon, as the President and Chief Executive Officer of Uranium Star Corp., a Nevada corporation ("Uranium Nevada") and of Uranium Star Corp. ("Uranium Minnesota"), a Minnesota corporation, certifies as follows:

1. Attached as Exhibit A is the Plan of Merger for the merger of Uranium Star Corp., a Nevada corporation into Uranium Star Corp., a Minnesota corporation (the "Merger").

2. Such Plan of Merger has been approved by the Board of Directors and by the shareholders of each of Uranium Nevada and Uranium Minnesota pursuant to Chapter 302A of the Minnesota Business Corporation Act.

3. The Merger shall be effective at 12:01 a.m. on May 15, 2008.

Dated: May 14, 2008.

URANIUM STAR CORP., a Nevada corporation

By: [signature]
J.A. Kirk McKinnon, President and Chief Executive Officer

URANIUM STAR CORP., a Minnesota corporation

By: [signature]
J.A. Kirk McKinnon, President and Chief Executive Officer

EXHIBIT A

PLAN OF MERGER

**PLAN OF MERGER OF
URANIUM STAR CORP., A NEVADA CORPORATION,
AS THE CONSTITUENT ENTITY,
WITH
URANIUM STAR CORP., A MINNESOTA CORPORATION,
AS THE SURVIVING ENTITY**

1. **The name and jurisdiction of organization of each constituent entity is:** Uranium Star Corp., a Nevada corporation ("Uranium Nevada") and Uranium Star Corp. ("Uranium Minnesota"), a Minnesota corporation, or if such name has not been accepted by the relevant governmental, regulatory and self-regulatory authorities, such other similar name as may be allowed for Uranium Minnesota.

2. **The name, jurisdiction of organization and kind of entity that will survive the merger is:** Uranium Star Corp., or if such name is not accepted by the relevant governmental, regulatory and self-regulatory authorities, such other similar name as may be allowed; Minnesota; and a corporation.

3. **Terms and conditions of the merger:** At a time (the "Effective Time") to be determined by the Board of Directors of Uranium Nevada (the "Board"), Uranium Nevada shall be merged with and into Uranium Minnesota (the "Merger").

a. At the Effective Time, the separate existence of Uranium Nevada shall cease and Uranium Minnesota shall possess all the rights, privileges, powers and franchises of a public and private nature and be subject to all the restrictions, disabilities and duties of each of Uranium Nevada and Uranium Minnesota.

b. All and singular rights, privileges, powers and franchises of each of Uranium Nevada and Uranium Minnesota, and all property, real, personal, or mixed, and all debts due to each of Uranium Nevada and Uranium Minnesota on whatever account, as well as all other things in action belonging to each of Uranium Nevada and Uranium Minnesota, shall be vested in Uranium Minnesota.

c. All property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter the property of Uranium Minnesota as they were of Uranium Nevada or Uranium Minnesota.

d. The title to any real estate vested by deed or otherwise, in either of Uranium Nevada or Uranium Minnesota shall not revert or be in any way impaired by reason of the Merger.

e. All rights of creditors and all liens upon any property of Uranium Nevada shall be preserved unimpaired.

f. To the extent permitted by law, any claim existing or action or proceeding pending by or against either of Uranium Nevada or Uranium Minnesota may be prosecuted as if the Merger had not taken place. All debts, liabilities, and duties of Uranium Nevada and Uranium Minnesota shall thenceforth attach to Uranium Minnesota and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by it.

g. All acts, plans, policies, agreements, arrangements, approvals, and authorizations of Uranium Nevada, its stockholders, directors, officers, employees and agents which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals, and authorizations of Uranium Minnesota and shall be effective and binding thereon as the same were with respect to Uranium Nevada.

4. **The manner and basis, if any, of converting the owner's interest of each constituent entity into owner's interests, rights to purchase owner's interests, or other securities of the surviving or other entity or into cash or other property in whole or in part or cancelling such owner's interests in whole or in part:** At the Effective Time, all of the capital stock of Uranium Nevada issued and outstanding immediately prior to the Effective Time, shall automatically and without further act of Uranium Nevada, Uranium Minnesota or any holder thereof, be extinguished and converted into the capital stock of Uranium Minnesota on a 1:1 basis. At the Effective Time, each of the outstanding shares of common and preferred stock of Uranium Minnesota shall be automatically canceled and returned to the status of authorized but unissued shares.

5. **Amendment to the Plan of Merger:** The Board may amend this Plan of Merger at any time after the stockholders of Uranium Nevada approve this Plan of Merger, but before the Articles of Merger become effective, without obtaining the approval of the stockholders of Uranium Nevada for the amendment if the amendment does not:

a. Alter or change the manner or basis of exchanging an owner's interest to be acquired for owner's interests, rights to purchase owner's interests, or other securities of Uranium Minnesota, or for cash or other property in whole or in part; or

b. Alter or change any of the terms and conditions of this Plan of Merger in a manner that adversely affects the stockholders of Uranium Nevada.

Date: May 14, 2008

URANIUM STAR CORP.,
a Nevada corporation

By: [signature]
J. Kirk McKinnon, President and Chief Executive Officer

Dated: May 14, 2008

URANIUM STAR CORP., a
Minnesota corporation

By: [signature]
J. Kirk McKinnon, President and Chief Executive Officer

STATE OF MINNESOTA
DEPARTMENT OF STATE
FILED

MAY 14 2008

Mark Ritchie
Secretary of State